Exhibit 99.2
1 Second Quarter 2024 Earnings Conference Call Second Quarter 2024 Earnings Conference Call August 1, 2024

2 Second Quarter 2024 Earnings Conference Call Forward-Looking Statements Statements made during this presentation that set forth expectations, predictions, projections or are about future events are based on facts and situations that are known to us as of August 1, 2024. We believe that our expectations and assumptions are reasonable. Actual results may differ materially, due to risks and uncertainties, such as those described on pages 13-25 of our Form 10-K filed on February 23, 2024 and other subsequent filings by Matson with the SEC. Statements made during this presentation are not guarantees of future performance. We do not undertake any obligation to update our forward-looking statements.

3 Second Quarter 2024 Earnings Conference Call Opening Remarks • Our Ocean Transportation and Logistics business segments performed well with higher YoY operating income in 2Q24 • Ocean Transportation 2Q24: – Our China service experienced significantly higher YoY freight rates and was the primary driver of the increase in consolidated operating income – Higher YoY volumes in Alaska primarily due to two additional northbound sailings – Hawaii and Guam saw lower YoY volumes • Logistics 2Q24: – Operating income increased YoY on the strength of supply chain management • Raising outlook for 2024 driven primarily by China service performance

4 Second Quarter 2024 Earnings Conference Call Hawaii Service Second Quarter 2024 Performance • Container volume decreased 3.6% YoY due to lower general demand • Tourist arrivals in 2Q24 were lower YoY – Maui tourism remains impacted by last year’s wildfires Container Volume (FEU Basis) 25,000 27,000 29,000 31,000 33,000 35,000 37,000 39,000 41,000 Q1 Q2 Q3 Q4 2023 2024 (3.6)% Full Year 2024 Outlook • Expect volume in 2024 to be modestly lower than the level achieved last year primarily due to: – Challenging population growth – Lower discretionary income as a result of higher inflation and interest rates

5 Second Quarter 2024 Earnings Conference Call Hawaii Service – Current Business Trends UHERO Projections (3) (1) Source: https://files.hawaii.gov/dbedt/economic/data_reports/mei/2024-06-state.xls (2) Source: https://files.hawaii.gov/dbedt/economic/data_reports/mei/2024-06-maui.xls (3) Source: https://uhero.hawaii.edu/wp-content/uploads/2024/05/24Q2_Forecast.pdf 2024P 2025P 2026P Real GDP 1.5% 3.0% 2.5% Construction Jobs Growth 5.7% 1.1% 1.3% Population Growth (0.2)% 0.0% 0.1% Unemployment Rate 3.1% 3.0% 2.8% Visitor Arrivals (‘000s) % change 9,828.9 1.9% 10,247.1 4.3% 10,516.4 2.6% Select Hawaii Economic Indicators • According to UHERO, the Hawaii economy is projected to grow modestly – Low unemployment rate – Increase in construction activity Commentary 0 100 200 300 400 500 600 700 800 900 1,000 0.0% 1.0% 2.0% 3.0% 4.0% 5.0% 6.0% 7.0% 8.0% 9.0% 10.0% Jan-21 May-21 Sep-21 Jan-22 May-22 Sep-22 Jan-23 May-23 Sep-23 Jan-24 May-24 Unemployment Rate Visitor Arrivals (‘000s) Unemployment Rate and Visitor Arrivals by Air Hawaii Unemployment Rate (not seasonally adjusted) (1) Hawaii Visitor Arrivals by Air (1) Maui Visitor Arrivals by Air (2)

6 Second Quarter 2024 Earnings Conference Call China Service Second Quarter 2024 Performance Container Volume (FEU Basis) 8,000 13,000 18,000 23,000 28,000 33,000 38,000 43,000 Q1 Q2 Q3 Q4 2023 2024 • Container volume increased 3.0% YoY – Continued to see high level of demand from e-commerce and garments verticals • Significantly higher average freight rates YoY 3.0%

7 Second Quarter 2024 Earnings Conference Call China Service – Current Business Trends • A supportive economic and consumer demand environment in the U.S. coupled with tighter supply chain conditions led to elevated freight rates for our expedited Transpacific services in 2Q24 – Supply and demand dynamics in 2Q24 were not consistent with a normalized operating environment and we outperformed on freight rates • We expect our China service to continue to see elevated freight rates during the traditional peak season in 3Q24 and early 4Q24 – Freight rate trajectory after the peak season is uncertain given several factors including: • Strength of U.S. economy and interest rates, Transpacific supply, the Red Sea situation and related supply chain effects, the East Coast labor union negotiations and the U.S. elections • We expect freight rates to remain elevated as long as the underlying economic, supply chain, and geopolitical conditions persist – Timing of when rates will eventually normalize likely depends on the duration and timing of these factors that influence supply and demand dynamics in the tradelane • Regardless of this uncertainty, we expect the shift from air freight to expedited ocean and the continued growth of e-commerce goods to drive long-term demand for our China service

8 Second Quarter 2024 Earnings Conference Call Guam Service Second Quarter 2024 Performance Container Volume (FEU Basis) 3,000 3,500 4,000 4,500 5,000 5,500 Q1 Q2 Q3 Q4 2023 2024 • Container volume decreased 6.1% YoY – One less sailing compared to last year (6.1)% Full Year 2024 Outlook • Expect continued improvement in the economy underpinned by a low unemployment rate • Expect volume to approach the level achieved last year

9 Second Quarter 2024 Earnings Conference Call Alaska Service Second Quarter 2024 Performance • Container volume increased 4.9% YoY – Two additional northbound sailings compared to last year Container Volume (FEU Basis) 10,000 12,000 14,000 16,000 18,000 20,000 22,000 24,000 Q1 Q2 Q3 Q4 2023 2024 Full Year 2024 Outlook • Expect continued economic growth in Alaska supported by a low unemployment rate, jobs growth and lower levels of inflation • Expect volume to approximate the level achieved last year Note: an additional northbound sailing in 1Q23. 4.9%

10 Second Quarter 2024 Earnings Conference Call SSAT Joint Venture Second Quarter 2024 Performance Equity in Income of Joint Venture ($ 3.0) ($ 2.0) ($ 1.0) $ 0.0 $ 1.0 $ 2.0 $ 3.0 $ 4.0 $ 5.0 Q1 Q2 Q3 Q4 $ in millions 2023 2024 • Terminal joint venture contribution was $1.2 million; YoY increase of $2.6 million – Primarily due to higher lift volumes Full Year 2024 Outlook • Expect contribution to be modestly higher than 2023 due to an expected increase in lift volumes

11 Second Quarter 2024 Earnings Conference Call Matson Logistics Second Quarter 2024 Performance Operating Income $ 0.0 $ 2.0 $ 4.0 $ 6.0 $ 8.0 $ 10.0 $ 12.0 $ 14.0 $ 16.0 $ 18.0 Q1 Q2 Q3 Q4 $ in millions 2023 2024 • Operating income of $15.6 million; YoY increase of approximately $1.3 million – Higher contribution from supply chain management Full Year 2024 Outlook • Expect modest improvement in business conditions in the second half of 2024 • Expect operating income in 3Q and 4Q of 2024 to approximate the levels achieved in 2023

Financial Results – Summary Income Statement

($ in millions, except per share data)	Year-to-Date: YTD Ended 6/30 2024	2023	Δ $	Δ %	Second Quarter: Quarter Ended 6/30 2024	2023	Δ $	Δ %
Revenue								
Ocean Transportation	$ 1,268.9	$ 1,167.9	$ 101.0	8.6%	$ 689.9	$ 616.9	$ 73.0	11.8%
Logistics	300.6	310.3	(9.7)	(3.1)%	157.5	156.5	1.0	0.6%
Total Revenue	$ 1,569.5	$ 1,478.2	$ 91.3	6.2%	$ 847.4	$ 773.4	$ 74.0	9.6%
Operating Income								
Ocean Transportation	$ 136.6	$ 110.2	$ 26.4	24.0%	$ 109.0	$ 82.4	$ 26.6	32.3%
Logistics	24.9	25.2	(0.3)	(1.2)%	15.6	14.3	1.3	9.1%
Total Operating Income	**$ 161.5**	**$ 135.4**	**$ 26.1**	**19.3%**	**$ 124.6**	**$ 96.7**	**$ 27.9**	**28.9%**
Interest income	27.6	16.9	10.7	63.3%	18.8	8.7	10.1	116.1%
Interest expense	(4.3)	(7.4)	3.1	(41.9)%	(2.1)	(2.9)	0.8	(27.6)%
Other income (expense), net	3.6	3.6	-	- %	1.8	1.8	-	- %
Income taxes	(39.1)	(33.7)	(5.4)	16.0%	(29.9)	(23.5)	(6.4)	27.2%
Net Income	**$ 149.3**	**$ 114.8**	**$ 34.5**	**30.1%**	**$ 113.2**	**$ 80.8**	**$ 32.4**	**40.1%**
Weighted Average Number of Shares Outstanding (diluted)	**34.5**	**36.0**	(1.5)	(4.2)%	34.2	35.7	(1.5)	(4.2)%
GAAP EPS, diluted	**$ 4.33**	**$ 3.19**	**$ 1.14**	**35.7%**	**$ 3.31**	**$ 2.26**	**$ 1.05**	**46.5%**
Depreciation and Amortization (incl. dry-dock amortization)	$ 89.2	$ 83.2	$ 6.0	7.2%	$ 45.1	$ 42.0	$ 3.1	7.4%
EBITDA	$ 254.3	$ 222.2	$ 32.1	14.4%	$ 171.5	$ 140.5	$ 31.0	22.1%

See the Appendix for a reconciliation of GAAP to non-GAAP Financial Metrics.

12 | Second Quarter 2024 Earnings Conference Call

Matson.

13 Second Quarter 2024 Earnings Conference Call Cash Generation and Uses of Cash $0.0 $100.0 $200.0 $300.0 $400.0 $500.0 $600.0 $700.0 Cash Flow from Operations Paydown of Borrowings, net Maint. Capex New Vessel Capex (1) Capital Construction Fund (2) Dividends Share Repurchase (3) Other Net change in cash $ in millions Last Twelve Months Ended June 30, 2024 $608.5 ($41.7) ($206.9) ($24.6) ($40.3) ($44.7) ($192.8) ($12.8) $44.7 (1) Includes capitalized interest and owner’s items. (2) Includes cash deposits into the Capital Construction Fund (CCF) and interest income on cash deposits and fixed-income securities in the CCF, net of withdrawals for milestone payments. (3) Includes taxes.

Financial Results – Summary Balance Sheet

($ in millions)	June 30, 2024	December 31, 2023
ASSETS		
Cash and cash equivalents	$ 168.2	$ 134.0
Other current assets	378.0	468.3
Total current assets	546.2	602.3
Investment in SSAT	86.4	85.5
Property and equipment, net	2,151.2	2,089.9
Intangible assets, net	169.1	176.4
Capital Construction Fund (CCF)	613.9	599.4
Goodwill	327.8	327.8
Other long-term assets	379.3	413.3
Total assets	**$ 4,273.9**	**$ 4,294.6**
LIABILITIES AND SHAREHOLDERS' EQUITY		
Current portion of debt	$ 39.7	$ 39.7
Other current liabilities	544.8	522.6
Total current liabilities	584.5	562.3
Long-term debt, net of deferred loan fees	370.0	389.3
Other long-term liabilities	920.9	942.3
Total long-term liabilities	1,290.9	1,331.6
Total shareholders' equity	2,398.5	2,400.7
Total liabilities and shareholders' equity	**$ 4,273.9**	**$ 4,294.6**

(1) Total Debt is presented before any reduction for deferred loan fees as required by GAAP.

Share Repurchase

- 2Q24: ~0.6 million shares repurchased for total cost of $72.2 million
- 1H24: ~1.0 million shares repurchased for a total cost of $121.1 million

Debt Levels

- Total Debt of $420.7 million(1)
  - Reduced by $9.8 million from 1Q24

Tax Refund

- On April 19, 2024, Matson received a tax refund of $118.6 million for 2021 federal taxes and $10.2 million in earned interest income

Milestone Payment

- 2Q24: Paid $35.8 million into CCF for milestone payment on new vessels

14 | Second Quarter 2024 Earnings Conference Call

Matson

15 Second Quarter 2024 Earnings Conference Call 2024 Outlook 3Q & 4Q Outlook by Business Segment Ocean Transportation – Operating Income 3Q24 To be meaningfully higher than the $118.2 million achieved in 3Q23 4Q24 To be moderately higher than the $66.4 million achieved in 4Q23 Logistics – Operating Income 3Q24 To approximate the $13.9 million achieved in 3Q23 4Q24 To approximate the $8.9 million achieved in 4Q23 FY 2024 Outlook Items Depreciation and Amortization Approximately $180 million, including $27 million in dry-dock amortization Interest Income Approximately $45 million Interest Expense (excluding capitalized interest) Approximately $8 million Other Income/(Expense) Approximately $7 million GAAP Effective Tax Rate Approximately 22% Dry-docking Payments Approximately $35 million

16 Second Quarter 2024 Earnings Conference Call Revised Capital Expenditures Outlook ($ in millions) FY 2024 Comments Maintenance and other capital expenditures $110 – 120 Expenditures for LNG installations and reengining on existing vessels $85 – 95 • Manukai currently in drydock for installation of new engine and equipment to operate on LNG and conventional fuels (updated estimated total cost ~$86 million) – currently scheduled to exit drydock in August • Kaimana Hila LNG installation in progress; currently scheduled to exit drydock in November (current estimated total cost ~$47 million) Sub-total maintenance and other capex $195 – 215 New vessel construction milestone payments and related costs $75 • Includes owner’s items and capitalized interest expense • Milestone payments are expected to be paid from the CCF Total $270 – 290

17 Second Quarter 2024 Earnings Conference Call Appendix

18 Second Quarter 2024 Earnings Conference Call Appendix – Non-GAAP Measures Matson reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Company also considers other non-GAAP measures to evaluate performance, make day-to-day operating decisions, help investors understand our ability to incur and service debt and to make capital expenditures, and to understand period-over-period operating results separate and apart from items that may, or could, have a disproportional positive or negative impact on results in any particular period. These non-GAAP measures include, but are not limited to, Earnings Before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”).